Exhibit 99.28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Roxbury Funds and to the use of our report dated August 23, 2011 on the Roxbury Small Cap Growth Fund’s (a series of The Roxbury Funds) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

Philadelphia, Pennsylvania
October 24, 2011